News Release

Piedmont Contracts to Sell Aon Center in Chicago

ATLANTA and CHICAGO - July 21, 2015 - Piedmont Office Realty Trust, Inc. (the “Company” or “Piedmont”) (NYSE:PDM) announced today that it has entered into a binding agreement to sell its largest asset, Aon Center, located at 200 E. Randolph Street in downtown Chicago, IL, for a gross sales price of $712 million ($260 per square foot) to The 601W Companies, a private real estate investment company. The sale is anticipated to close early in the fourth quarter of 2015.
Aon Center is an approximate 86% leased, 2.7 million square foot, 83-story, multi-tenant, trophy office tower constructed in 1972. Situated on approximately 3.5 acres in Chicago’s East Loop, Aon Center offers spectacular views of the city, Lake Michigan and Millennium Park, as well as superior amenities. Last week, Piedmont announced that the Kraft Heinz Company, the newly-merged, global food and beverage giant, will relocate its Chicago headquarters from Northfield, IL, to five floors of the building.
“The successful sale of Aon Center will be the culmination of Piedmont’s long term strategy of transforming the asset into one of Chicago’s most prestigious office towers,” said Piedmont President and Chief Executive Officer Donald A. Miller, CFA. “We have been fortunate to attract a number of distinguished tenants to Aon Center, such as KPMG, Microsoft, United Health Group, Integrys, the Federal Home Loan Bank of Chicago, and most recently Kraft Heinz. Additionally, we have also been successful in renewing existing quality tenants such as Aon, JLL, AT&T, and Edelman,” concluded Miller.
Piedmont’s Ray Owens, Executive Vice President - Capital Markets, and Tom Prescott, Executive Vice President - Midwest Region, along with the JLL team of Bruce Miller and Nooshin Felsenthal, facilitated negotiations on behalf of the seller.
“Our regional management team, in partnership with JLL’s leasing team, has worked tirelessly over the last several years to secure and retain a number of blue-chip tenants for the benefit of both Aon Center and the city of Chicago,” said Ray Owens. “Those efforts were rewarded by the level of interest in this transaction and we are extremely appreciative of JLL’s efforts on our behalf in marketing the property for sale,” added Owens.
In conjunction with the closing early in the fourth quarter, the Company anticipates receiving net sales proceeds of approximately $640 million, net of buyer-assumed lease abatements and approximately $48 million in contractual tenant capital improvements and leasing commissions. Piedmont intends to use the proceeds to enhance its balance sheet through the pay-down of debt and to position the Company to potentially fund strategic acquisitions and/or selective share repurchases, depending upon the opportunities that arise.

About Piedmont:
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, approximately $6 billion portfolio is comprised of 21 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets. It also ranks first for the greatest number of commercial office buildings having earned the prestigious BOMA 360 designation for operational best practices and tenant services from BOMA (Building Owners and Managers Association) International. The company is investment-grade rated by Standard & Poor's (BBB) and Moody's (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements:
Certain statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. This information is subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, these statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements are detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2014, and other documents the Company files with the SEC.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contact:                Kerry Hughes
Company:             Piedmont Office Realty Trust
Phone:                  1 770 418 8678
Email:                    Kerry.Hughes@Piedmontreit.com